EXHIBIT 99
News Release: Immediate     Contact: Richard B. Elder(Media)
                                     (203) 854-2486
                                     CelesteGunter(Financial)
                                     (804) 649-4307

JAMES RIVER CONSUMER PRODUCTS BUSINESS ANNOUNCES PRICE INCREASES


          NORWALK, CONNECTICUT, November 22, 1994 -- James River Corporation, maker of Quilted Northern(r) bathroom tissue, Brawny(r) paper towels, and Dixie(r) Tabletop(tm) products, announced today price increases of approximately 5% on Quilted Northern(r), 7% on Brawny(r), and 7% on Dixie(r) products. These price increases will be effective beginning on December 26, 1994.

            James River Corporation, headquartered in
Richmond, Virginia, is a manufacturer and marketer of consumer products, including towel and tissue and disposable food and beverage service products, food and consumer packaging, including folding cartons and flexible packaging, and communications papers, including business and printing papers. These product lines include brands such as Quilted Northern(r) bathroom tissue, Brawny(r) paper towels, Dixie(r) cups and plates, Quilt-Rap(tm) sandwich wrap, Eureka!(tm) recycled copy paper, and Word Pro(r) copy paper. In addition, the company's Jamont operations produce a number of popular consumer brands for the European market. James River has a current annual sales rate of approximately $6 billion.